Exhibit 10.1
SETTLEMENT AGREEMENT
     This Settlement Agreement (the “Settlement Agreement”) is made as of January 4, 2008 by, between, and among PHH Corporation (the “Company”), on the one hand, and Pearl Mortgage Acquisition 2 L.L.C. (“Pearl”) and Blackstone Capital Partners V. L.P. (“BCP V” and, with Pearl, the “Blackstone Entities”), on the other hand.
     WHEREAS, the Company, Jade Merger Sub, Inc. (“Merger Sub”), and General Electric Capital Corporation (“GECC”) entered into an Agreement and Plan of Merger dated as of March 15, 2007 (the “Merger Agreement”) pursuant to which, subject to the terms and conditions stated therein, Merger Sub was to merge with and into the Company and the Company was to continue as the surviving corporation and a wholly-owned subsidiary of GECC (the “Merger”);
     WHEREAS, GECC, Merger Sub, and Pearl entered into a Purchase and Sale Agreement dated as of March 15, 2007 (the “Mortgage Business Sale Agreement”) pursuant to which, subject to the terms and conditions stated therein, Pearl would acquire the Company’s mortgage loan origination and servicing and related businesses from GECC concurrent with consummation of the Merger;
     WHEREAS, BCP V provided a Limited Guarantee dated as of March 15, 2007 in favor of the Company concerning the transactions contemplated by the Mortgage Business Sale Agreement (the “Limited Guarantee,” and together with the Merger Agreement and the Mortgage Business Sale Agreement, the “Agreements”);
     WHEREAS, Section 8.1(b)(ii) of the Merger Agreement provides that the Merger Agreement may be terminated if the Effective Time (as defined in the Merger Agreement) shall not have occurred on or before December 31, 2007, subject to the terms and conditions stated therein;
     WHEREAS, by letter dated January 1, 2008, PHH terminated the Merger Agreement pursuant to Section 8.1(b)(ii) thereof;
     WHEREAS, Section 12.01(b)(2) of the Mortgage Business Sale Agreement provides that the Mortgage Business Sale Agreement may be terminated if the Merger Agreement shall have been terminated;
     WHEREAS, by letter dated January 2, 2008, Pearl terminated the Mortgage Business Sale Agreement pursuant to Section 12.01(b)(2) thereof;
     WHEREAS, by letter dated January 1, 2008, PHH has requested that the Blackstone Entities pay to PHH the $50 million “Reverse Termination Fee” contemplated by Section 6.03 of the Mortgage Business Sale Agreement, and the Blackstone Entities are willing to make such payment subject to the terms of this Settlement Agreement;
     NOW, THEREFORE, IT IS AGREED by and between the Company and the Blackstone Entities (together, the “Parties”), intending to be legally bound, fully aware of all legal rights and remedies available to them, in consideration of the mutual covenants and agreements set forth in this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AS FOLLOWS:
     1. The Settlement Payment. In consideration of the agreements made by the Company under this Settlement Agreement, BCP V shall pay, or cause to be paid, to the Company, in accordance with the Limited Guarantee, an aggregate amount of $50 million (collectively, the “Payment”) no later than January 4, 2008 (the “Payment Date”) in the form of bank-wired funds, sent as follows:
JP Morgan Chase NY
Account name—PHH Corporation
ABA #
Account #
     2. The Third-Party Advisor Payment. In consideration of the agreements made by the Blackstone Entities under this Settlement Agreement, the Company shall pay, or cause to be paid, to BCP V, or as directed by BCP V, up to an aggregate amount of $4.5 million in payment of the fees of third-party advisors retained by the Blackstone Entities in connection with the transactions contemplated by the Agreements, including McKinsey & Company and others, provided that the Blackstone Entities provide PHH with invoices reflecting such fees and with analyses, reports, conclusions, recommendations or findings generated by the third-party advisors and provided to the Blackstone Entities. The Company shall make this payment, or cause this payment to be paid, no later than 2 business days after receipt of these invoices and analyses, reports, conclusions, recommendations or findings, in the form of bank-wired funds, as directed by BCP V. In the event the Blackstone Entities subsequently recover in excess of $30 million from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, and/or Lehman Brothers Inc. in connection with the Commitment Letter dated as of March 15, 2007 related to the financing of the transactions contemplated by the Mortgage Business Sale Agreement, the Blackstone Entities shall promptly pay 50% (fifty percent) of the amount over $30 million to the Company until the Company has recovered the full amount of any fees that it has paid pursuant to this paragraph.
     3. Press Release and Non-Disparagement. Upon execution of this Settlement Agreement, the Company shall issue a press release in the form attached hereto as Exhibit A, and any comments that the Blackstone Entities or the Company shall make in the future concerning the termination of the Merger Agreement or the Mortgage Business Sale Agreement or the subject matter of this Settlement Agreement shall be consistent therewith. In addition, for a period of three years from the execution of this Settlement Agreement, neither the Blackstone Entities nor the Company shall make any statement about any matter that has occurred prior to the date of this Settlement Agreement, public or private, written or oral, that could reasonably be understood as disparaging the business or conduct of the other.
     4. Release by the Company.
          (a) For good and sufficient consideration, the Company accepts the Payment as full performance by the Blackstone Entities of their obligations under Section 6.03 of the Mortgage Business Sale Agreement and accordingly PHH does hereby on its behalf and on behalf of its former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, financing sources, affiliates (including, without limitation, controlling persons), employees of affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity, and any other person claiming (now or in the future) for the Company through or on behalf of the Company, unequivocally release and discharge, and hold harmless, the Blackstone Entities, and any of their respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, financing sources, affiliates (including, without limitation, controlling persons), employees of affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (the “Released Blackstone Parties”), from any and all past, present, direct, indirect and derivative liabilities, claims, rights, actions, counts, causes of action, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, and damages of every kind and nature, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law, known and unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, from the beginning of time until date of execution of this Settlement Agreement, that in any way arise from or out of, are based upon, or are in connection with or relate to any breach, non-performance, action or failure to act under the Agreements (the “Released Blackstone Claims”); provided, however, that the Blackstone Entities shall not be released from any claim for breach, non-performance, action or failure to act under (i) this Settlement Agreement or (ii) the Confidentiality Agreement between BCP V and the Company dated October 26, 2006.
          (b) It is understood and agreed that, except as provided in the last clause of the preceding paragraph, the preceding paragraph is a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of the Company relating to or arising out of any breach, non-performance, action or failure to act under the Agreements. Therefore, the Company expressly waives any rights it may have under statute or common law principle under which a general release does not extend to claims which the Company does not know or suspect to exist in its favor at the time of executing the release, which if known by the Company must have affected the Company’s settlement with the Blackstone Entities. In connection with such waiver and relinquishment, the Company acknowledges that it or its attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Blackstone Claims, but that it is the Company’s intention hereby fully, finally and forever to settle and release all of the Released Blackstone Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Blackstone Claims notwithstanding the discovery or existence of any such additional or different claim or fact.
          (c) California Civil Code Section 1542. The Company acknowledges that it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Company, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law principles of similar effect, with respect to any other Party under the Agreements; provided, however, that no Party releases any other Party from any obligations, liabilities or claims arising under any representation or warranty, or in connection with the performance of any covenant or obligation, under this Settlement Agreement.
     5. Release by the Blackstone Entities.
          (a) For good and sufficient consideration, the Blackstone Entities do hereby on their behalf and on behalf of their former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, financing sources, affiliates (including, without limitation, controlling persons), employees of affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity, and any other person claiming (now or in the future) for the Blackstone Entities through or on behalf of the Blackstone Entities, unequivocally release and discharge, and hold harmless, the Company and any of its respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, financing sources, affiliates (including, without limitation, controlling persons), employees of affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (the “Released Company Parties”), from any and all past, present, direct, indirect and derivative liabilities, claims, rights, actions, counts, causes of action, obligations, sums of money due, attorneys’ fees, suits, debts, covenants, agreements, promises, demands, and damages of every kind and nature, in law or in equity, asserted or that could have been asserted, under federal or state statute, or common law, known and unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, from the beginning of time until date of execution of this Settlement Agreement, that in any way arise from or out of, are based upon, or are in connection with or relate to any breach, non-performance, action or failure to act under the Agreements (the “Released Company Claims”); provided, however, that the Company shall not be released from any claim for breach, non-performance, action or failure to act under (i) this Settlement Agreement or (ii) the Confidentiality Agreement between BCP V and the Company dated October 26, 2006.
          (b) It is understood and agreed that, except as provided in the last clause of the preceding paragraph, the preceding paragraph is a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of the Blackstone Entities relating to or arising out of any breach, non-performance, action or failure to act under the Agreements. Therefore, the Blackstone Entities expressly waive any rights they may have under statute or common law principle under which a general release does not extend to claims which the Blackstone Entities do not know or suspect to exist in their favor at the time of executing the release, which if known by the Blackstone Entities must have affected the Blackstone Entities’ settlement with the Company. In connection with such waiver and relinquishment, the Blackstone Entities acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Company Claims, but that it is the Blackstone Entities’ intention hereby fully, finally and forever to settle and release all of the Released Company Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Company Claims notwithstanding the discovery or existence of any such additional or different claim or fact.
          (c) California Civil Code Section 1542. The Blackstone Entities acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
The Blackstone Entities, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect, with respect to any other Party under the Agreements; provided, however, that no Party releases any other Party from any obligations, liabilities or claims arising under any representation or warranty, or in connection with the performance of any covenant or obligation, under this Settlement Agreement.
     6. No Wrongdoing. It is expressly understood and agreed that this Settlement Agreement, and any negotiations or proceedings in connection herewith, do not constitute and may not be construed as, or deemed to be, either evidence or an admission or concession on the part of any Party of any liability or wrongdoing whatsoever. The act of entering into or carrying out the Settlement Agreement and any negotiations or proceedings related thereto shall not be used, offered or received into evidence in any action or proceeding in any court, administrative agency or other tribunal for any purpose whatsoever other than to enforce the provisions of the Settlement Agreement, provided that the Settlement Agreement may be filed or submitted by the Parties to support a claim of res judicata, collateral estoppel, other theory of claim or issue preclusion, release, discharge or satisfaction.
     7. Covenant Not to Sue.
          (a) Except as provided in the last clause of Paragraph 4(a), the Company hereby covenants to the Released Blackstone Parties not to, with respect to any Released Blackstone Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by a Party, Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Released Blackstone Party relating to any Released Blackstone Claim. The covenants contained in this Paragraph 7(a) shall survive this Settlement Agreement indefinitely regardless of any statute of limitations.
          (b) Except as provided in the last clause of Paragraph 5(a), the Blackstone Entities hereby covenant to the Released Company Parties not to, with respect to any Released Company Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by a Party, Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Released Company Party relating to any Released Company Claim. The covenants contained in this

Paragraph 7(b) shall survive this Settlement Agreement indefinitely regardless of any statute of limitations.
     8. Waiver. Any term of this Settlement Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Settlement Agreement, in any one or more instances, shall be deemed to be a waiver of any other term or condition nor construed as a waiver of the same or any other term or condition of this Settlement Agreement on any future occasion. All remedies, either under this Settlement Agreement or by any laws or otherwise afforded, will be cumulative and not alternative.
     9. No Assignment. Neither this Settlement Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so will be void, except for assignments and transfers by operation of any laws. Subject to the preceding sentence and Paragraph 11 below, the rights, duties and obligations set forth in this Settlement Agreement shall be binding upon and inure to the benefit of any and all former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, financing sources, affiliates (including, without limitation, controlling persons), employees of affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity, and any other person claiming (now or in the future) through or on behalf of them.
     10. Entire Agreement. The Parties each separately intend the settlement set forth in the Settlement Agreement to be a final and complete resolution of all disputes between them. This Settlement Agreement contains the entire agreement between the Parties as respects its subject matter. All discussions and agreement previously entertained or entered into between the Parties concerning the subject matter of the Settlement Agreement are superseded in their entirety by the Settlement Agreement and are of no further force or effect. The Settlement Agreement may not be modified or amended, nor any of its terms or provisions waived, except by an instrument in writing signed by all Parties hereto.
     11. Third Party Beneficiaries. The Parties acknowledge and agree that the Company’s and the Blackstone Entities’ former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, financing sources, affiliates (including, without limitation, controlling persons), employees of affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity are express third party beneficiaries of the releases contained in Paragraphs 4 and 5 of the Settlement Agreement (as applicable) and the covenants not to sue contained in Paragraph 7 of this Settlement Agreement and are entitled to enforce rights under such sections to the same extent that such persons and entities could enforce such rights if they were a party to this Settlement Agreement. Except as set forth in this paragraph, the Parties agree that this Settlement Agreement is not intended to, and does not, confer rights upon any other third party.
     12. Notice. All notices and other communications to any Party shall be in writing (including facsimile transmission) and shall be given,

if to the Blackstone Entities, to:
Blackstone Management Associates V L.L.C.
345 Park Avenue
New York, New York 10154
Attention: Chinh Chu
Facsimile: 212.583.5712
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Wilson S. Neely
Facsimile: 212.455.2502
if to the Company:
PHH Corporation
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
Attention: William F. Brown
Facsimile: 856.917.7295
with a copy to:
DLA Piper US LLP
6225 Smith Avenue
Baltimore, Maryland 21215
Attention: Wm. David Chalk
Facsimile: 410.580.3120
     13. Captions. The captions and headings used herein are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.
     14. Severability. In the event that any provision of this Settlement Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Settlement Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties agree to replace such void or unenforceable provision of this Settlement Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     15. Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Settlement Agreement are not performed in accordance with their specified terms or are otherwise breached in any material respect. It is accordingly agreed that a Party shall be entitled to seek a temporary restraining order or preliminary injunction from any court of competent jurisdiction to maintain the status quo or otherwise to prevent a material breach of this Settlement Agreement and to enforce specifically the terms and provisions hereof until an action to enforce this Settlement Agreement can be commenced or an injunction hearing held.
     16. Governing Law. This Settlement Agreement shall be governed by and construed and interpreted in accordance with the law of the State of New York, without regard to the conflicts of law provisions.
     17. Jurisdiction. The Parties submit to the jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the County of New York for the purposes of enforcement and interpretation of this Settlement Agreement. The Parties agree that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each Party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
     18. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     19. Representations of the Parties. Each Party represents and warrants to the other Parties as follows:
          (a) Such Party is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing in such jurisdiction.
          (b) Such Party has all requisite legal and corporate power and authority to execute, deliver and perform the obligations under this Settlement Agreement and has taken all necessary action to authorize such execution, delivery and performance of this Settlement Agreement.
          (c) This Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
          (d) The execution and delivery of this Settlement Agreement by such Party does not, and the performance by such Party of the transactions contemplated by this Settlement Agreement do not: (i) conflict with, or result in a violation or breach of, any provision of its charter or bylaws (or equivalent organizational documents), (ii) conflict with, or result in any violation or breach of, or constitute (with our without notice of lapse of time, or both) a default under or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such Party or affecting such Party or any of its assets; or (iii) conflict with or violate any order or judgment of any court or other agency of government applicable to such Party or any of its assets.
          (e) All governmental and other consents that are required to have been obtained by it with respect to this Settlement Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.
     20. Representation of Signatories. The persons signing this Settlement Agreement represent and warrant that they are duly authorized to do so on behalf of the Party for whom they are signing.
     21. Counterparts. This Settlement Agreement may be executed in counterparts by any of the signatories hereto, and as so executed shall constitute one agreement.

AGREED TO BY:

PHH CORPORATION

By:	/s/	Terence W. Edwards

Name: Terence W. Edwards
Title: President and CEO

PEARL MORTGAGE ACQUISITION 2 L.L.C.

By:	/s/	Chinh Chu

Name: Chinh Chu
Title: Senior Managing Director

BLACKSTONE CAPITAL PARTNERS V L.P.

By:		Blackstone Management Associates V L.L.C.,
its general partner

By:		BMA V L.L.C., its sole member

By:	/s/	Chinh Chu

Name: Chinh Chu
Title: Senior Managing Director